SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.          )

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Hoover's, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Hoover's, Inc.
Pursuant to Rule 14a-6(b)
of the Securities Exchange Act of 1934

Subject Company: Hoover's, Inc.
Commission File No.: 000-26097

        The following is the text of a letter sent by Hoover's, Inc. to its shareholders on February 20, 2003:

February 20, 2003

Dear Shareholder,

I am writing to update you on recent events relating to our proposed merger with The Dun & Bradstreet Corporation (D&B). As you know, on December 5th, your Board of Directors unanimously approved a merger with D&B under which you will be entitled to receive $7 in cash for each Hoover's share that you own.

On February 7th, Hoover's received a letter from Austin Ventures and Marathon Partners, L.P. proposing to acquire up to all of the outstanding shares of Hoover's for $8 per share in cash. Consistent with its fiduciary duties to shareholders, Hoover's Board of Directors reviewed the letter with its financial and legal advisors and proceeded to consider it as permitted under the merger agreement with D&B.

On February 12th, after allowing Austin Ventures and Marathon Partners to conduct due diligence, we received a second letter from Austin Ventures and Marathon Partners informing Hoover's of their decision to withdraw their proposal.

Throughout this process, the actions of the Board of Directors and management of Hoover's were guided by our commitment to obtain the best value for the shares you hold in Hoover's. We were disappointed that Austin Ventures and Marathon Partners decided not to proceed with an $8 offer. However, we believe that their decision reaffirms the thoroughness of our process and the Board's determination that the $7 in cash offered by D&B is in the best interests of all Hoover's shareholders.

In light of these events, Hoover's adjourned its Special Meeting of Stockholders until March 3, 2003 at 8:30 a.m. The Board continues to recommend that you vote FOR the merger. In addition, our two largest shareholders remain committed to vote their shares in favor of the transaction with D&B.

We want to thank you for your support. We look forward to finalizing the vote on March 3rd and completing the merger with D&B.

Sincerely,

/s/ JEFFREY R. TARR

Jeffrey R. Tarr
Chairman, Chief Executive Officer and President